Exhibit 17.1

June 19, 2006

Mr. John P. Yeros

Chairman and CEO

HyperSpace Communications, Inc.

116 Inverness Drive East

Englewood, CO	80112

Dear John,

Effectively immediately, I hereby resign as a Director of HyperSpace Communications, Inc.

Sincerely,

/s/ David E. Girard

David E. Girard